UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2005

SPARTA COMMERCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation)	0-9483 (Commission File Number)	95-3502207 (IRS Employer Identification No.)

462 Seventh Avenue, 20th Floor, New York, NY 10018
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 239-2666

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ] Pre-commencement communications pursuant to Rule 14d-2(d) under the Exchange Act (17 CFR 240.14d-2(d)).

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.313e-4(c)).

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On April 29, 2005, we named Michael Mele, age 51, as our Chief Financial Officer. Mr. Mele’s employment with Sparta is presently on an at-will basis. He is presently receiving a salary of $150,000 per year. We intend to enter into a written employment agreement with Mr. Mele in the near future, which may include provisions for periodic increases in salary, bonuses as may be determined by Sparta’s board of directors, a grant of restricted stock or stock options, and participation in existing or future Sparta’s employee benefits, all of which are anticipated to be on terms substantially similar to those of our other executive officers.

On April 29, 2005, we entered into an agreement with Richard Trotter, our Chief Operating Officer, granting Mr. Trotter stock options to purchase up to 875,000 shares of our common stock. The terms are described below in Item 3.02.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On April 29, 2005, we entered into an agreement with Richard Trotter, our Chief Operating Officer, granting Mr. Trotter stock options to purchase up to 875,000 shares of our common stock. Subject to vesting, the stock options are exercisable for five years at 110% of our common stock’s closing bid price on April 29, 2005. Twenty percent of the options vested on April 29, 2005, and the remaining options vested in equal installments over the next four years.

In April 2005, we entered into an agreement for public relations services with Jaffoni & Collins Incorporated. The agreement is for a term of one year. As compensation, Jaffoni & Collins is entitled a monthly fee of $3,000 to $5,000 a month, and up to 200,000 warrants, exercisable for three years at $0.195 per share.

Section 5 – Corporate Governance and Management

Item 5.02 Department of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 29, 2005, we named Michael Mele, age 51, as our Chief Financial Officer. Effective April 29, 2005, Daniel J. Lanjewar resigned as our Chief Financial Officer.

Mr. Mele brings to Sparta over twenty-eight years of experience in diversified industries, holding executive positions throughout his career. Mr. Mele served as Senior Vice President of Finance and Administration of Aon Consulting, a human resource outsourcing group, from 2002 to 2004. From 2001 to 2002, Mr. Mele served as Executive Vice President and Chief Financial Officer of Hobart West Group, a legal and staffing services firm. From 1997 to 2001, Mr. Mele served as Senior Vice President and Chief Financial Officer of ASI Solutions, Inc., a human resource consulting and training services company. Mr. Mele’s also served as Vice President of Finance and Administration of Linotype- Hell Company, a printing equipment company, from 1993 to 1997, as Vice President of Finance and Administration at Daimler-Benz’s AEG Electronics North American unit from 1991 to 1993, as Director of Business Planning and Analysis for a German petfood subsidiary of Mars, Inc. and Controller for the internal information technology division of Mars, Inc., and in various senior management capacities, including Director of Internal Audit, Marketing Manager, and Division Controller positions, at Thomas and Betts Corporation from 1979 to 1986. From 1976 to 1979, Mr. Mele was a senior accountant at Peat, Marwick. Mr. Mele was graduated from Rutgers College in 1975 with an A.B. in Economics and from Rutgers University in 1976 with a Masters of Business Administration.

Mr. Mele does not serve as a director of another reporting company and does not have a family relationship with any director, executive officer, or nominee to become a director or an executive officer of our company.

Section 8 – Other Events

Item 8.01 Other Events.

In October and November 2004, pursuant to loan agreements, we issued promissory notes for the aggregate principal amount of $375,000. Pursuant to the loan agreements, the notes carried interest at the rate of 10% per year, and we agreed to grant 128,206 restricted shares of common stock to the note holders for each $100,000 loaned. The notes were to mature in April 2005. Through April 29, 2005, we repaid notes with an aggregate principal amount of $150,000 and accrued interest thereon, and issued 192,309 shares of common stock to the note holders. In April 2005, the note holders of the remaining principal amount of $225,000 agreed to extend the maturity date of the loans from April 30, 2005 to May 31, 2005. Certain notes now due May 31, 2005 will bear interest at the rate of 20% per year for the one month extension period and the common stock issuable to those note holders will be based on 192,308 restricted shares of common stock for each $100,000 loaned.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description of Exhibit

10.1	Option Agreement with Richard Trotter

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2005	SPARTA COMMERCIAL SERVICES, INC. By: Anthony L. Havens Anthony L Havens, President